UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2012

XENOPORT, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-51329	94-3330837
(Commission File No.)	(IRS Employer Identification No.)

3410 Central Expressway

Santa Clara, California 95051

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (408) 616-7200

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1- Registrant’s Business and Operations

Item 1.02. Termination of a Material Definitive Agreement

As previously reported, on January 24, 2012, XenoPort, Inc. (the “Company”) provided notice of dispute and notice of breach and termination (the “January Notice”) to Glaxo Group Limited (“GSK”) pursuant to the Amended and Restated Development and Commercialization Agreement, dated November 7, 2010, between the Company and GSK (the “Agreement”). The Company and GSK entered into the Agreement to develop and commercialize Horizant (gabapentin enacarbil) Extended-Release Tablets, which was approved in the United States in April 2011 for the treatment of moderate-to-severe primary restless legs syndrome in adults. The Agreement provides that the Company may terminate the Agreement in the event that GSK shall have materially breached or defaulted in the performance of any of its material obligations under the Agreement, and such default shall have continued for ninety (90) days after the date of GSK’s receipt of written notice of the breach. The January Notice provided that any such termination would become effective at the end of such ninety (90) day period, which date is April 24, 2012, unless GSK cured any such breach or default prior to such date. The Agreement provides that if the Agreement is terminated as a result of breach of the Agreement by GSK, certain Horizant product rights would revert to the Company, and the Company would be entitled to specified transition assistance from GSK. For additional information regarding the January Notice, please refer to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 25, 2012.

Also as previously reported, on February 23, 2012, GSK filed a complaint (the “GSK Complaint”) in the United States District Court for the District of Delaware naming the Company and other unspecified individuals as defendants. Pursuant to the GSK Complaint, GSK is seeking declaratory judgment that it is not in breach of the Agreement and that the Company does not have the right to terminate the Agreement as a result of GSK’s performance under the Agreement. Following the expiration of the contractually specified period of time for resolution of the dispute by the requisite officers of the parties, on February 24, 2012, the Company filed a complaint (the “XenoPort Complaint”) in the Superior Court of the State of California in the County of Santa Clara against GSK and its affiliates, GlaxoSmithKline LLC and GlaxoSmithKline Holdings (Americas) Inc., for breach of contract, fraud, breach of fiduciary duty, breach of the covenant of good faith and fair dealing and unfair competition. Pursuant to the XenoPort Complaint, in addition to injunctive and equitable relief, the Company is seeking damages for lost profits, damage to the value of Horizant and unattained royalties and milestone payments in an amount to be proven at trial, as well as punitive damages and restitution. In March 2012, GSK removed the proceeding in California to the United States District Court for the Northern District of California, which removal the Company is opposing. The Company cannot predict the outcome of the litigation related to the GSK Complaint and the XenoPort Complaint. In addition, the Company expects to incur substantial legal fees and costs in connection with this litigation, and may not prevail in either of these legal proceedings.

On April 23, 2012, with GSK’s legal action challenging the Company’s right to terminate the Agreement pending, the Company provided notice (the “April Notice”) to GSK that, although it believes that GSK’s material breaches of its material obligations under the Agreement are ongoing and the Company reserves the right to terminate the Agreement in the future and exercise all rights in connection with such termination under the Agreement, (i) the Company is not terminating the Agreement effective April 24, 2012 and (ii) the Agreement remains in effect at this time. The Company cannot predict how GSK will respond to the April Notice, whether GSK will allege that the April Notice, including the reservation of rights pursuant thereto, is invalid or unenforceable, or whether the Company will prevail in either of the current or any potential future litigations related to the Agreement. Accordingly, the Company cannot predict when or if the Agreement will be terminated or the ultimate terms of any termination of the Agreement or resolution of the dispute.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XENOPORT, INC.
(Registrant)

Dated: April 24, 2012	By:	/s/ William G. Harris
William G. Harris
Senior Vice President of Finance and Chief Financial Officer